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                                                                   EXHIBIT 99.C3

                                                         Effective March 1, 2000

                             PDR SERVICES LLC. and

                             SPDR TRUST, SERIES 1

                          MIDCAP SPDR TRUST, SERIES 1

                           DIAMONDS TRUST, SERIES 1

                                CODE OF ETHICS

                             NASD CODE OF CONDUCT


This Code of Ethics ("Code") is required under Rule 17j-1 of the Investment Company Act of 1940 ("1940 Act") for SPDR Trust, Series 1, Midcap SPDR Trust, Series 1, and DIAMONDS Trust, Series (collectively, "Trusts") and their Sponsor, PDR Services LLC. Rule 17j-1 requires investment companies and certain of their affiliates to establish codes of ethics minimum standards of conduct for their employees in connection with the employees' personal securities transactions.

The Trusts do not have any employees. All actions necessary for the day-to-day operation of the Trusts are handled through their Trustees, and through the Trusts' distributor, Alps Mutual Fund Services, Inc. ("Distributor"). The Trustee and Distributor are not affiliated with the Trusts or the Sponsor. Further, the Sponsor has no direct involvement with the creation, purchase or redemption of the Trusts' units of beneficial interest. Orders for purchases and redemptions are initiated only by independent various market participants through "in kind" deposit and receipt of the Trusts' underlying securities, and the process for such orders is completely separate from the Sponsor.

        The Sponsor shares its employees with its affiliate, the American Stock Exchange ("AMEX") and as such is subject to the NASD Code of Conduct ("NASD Code") adopted by the AMEX and its parent, the National Association of Securities Dealers Inc. ("NASD"). The NASD Code imposes strict requirements on all NASD and AMEX employees, including those of the Sponsor, with respect to their conduct and personal securities' transactions, including any transactions in the same securities held by the Trusts. Trading restrictions and reporting requirements are imposed on all employees, investments in initial public offerings are prohibited, and employees must annually certify their compliance with the NASD Code. The NASD Code's provisions adequately protect the interest of the Trust's unitholders as required under Rule 17j-1 and the 1940 Act, and accordingly, the NASD Code is incorporated within this Code and attached hereto.


I. INTRODUCTION AND APPLICABILITY

The NASD -Registered Trademark- and Amex are self-regulatory organizations for the securities industry and securities market operators. We expect NASD and Amex members to adhere to a code of ethics and conduct in order to bring about a high level of investor confidence in the securities industry. When NASD or Amex members fail to follow ethical standards and violate industry rules, we take appropriate disciplinary action.

Given our companies' roles as self-regulatory organizations and market operators, our employees must conduct themselves in a manner that commands the respect and confidence of both the securities industry and the public. Our employees cannot merely refrain from improper activity; they must also be careful to avoid situations that could create even an appearance that their actions are not fully objective. To help ensure that our integrity, credibility, and reputation for fair dealing are not compromised, we have adopted this Code of Conduct to provide guidance to employees and to set standards for employee conduct.

The Code of Conduct describes ethical standards to be observed by all NASD and Amex employees. Although many areas of activity are treated specifically, the Code of Conduct does not, and indeed cannot, cover all of the possible or probable situations that may arise. A short rule that can be applied when

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dealing with any questionable situation is: "WHEN IN DOUBT, DON'T." When employees are confronted with a situation that is not addressed specifically in the Code of Conduct, the NASD, Inc. Office of General Counsel should be contacted to determine what effect the Code of Conduct may have on the situation.


The Code of Conduct applies to all employees of the NASD and its subsidiary or affiliated companies, which at this time include NASD Regulation, Inc., The Nasdaq Stock Market, Inc., Nasdaq International, Ltd., Nasdaq International Market Initiatives, Inc., and Amex. All NASD employees must comply with the provisions of the Code of Conduct.

The Code of Conduct imposes standards that supplement - not supplant -applicable legal requirements (E.G., the general prohibition against insider trading, federal margin regulations). In addition, some employees are required to comply with the ethical codes applicable to their professions (E.G., accountants, attorneys).





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The Code of Conduct supersedes all previous guidelines and policies that may have been issued by the NASD or Amex in the past, and any documents that may have been issued by various departments to support or interpret such guidelines or policies. Department-level management is prohibited from issuing any documents to support, supplement, or interpret the Code of Conduct.


The text of the Code of Conduct is written in the masculine gender to facilitate reading and understanding. Any reference to "he," "him," or "his" shall also mean "she," "her," or "hers," as appropriate. All references herein to "NASD" include the NASD and all of current and future subsidiary or affiliated companies. All references herein to "employees" encompass all full-time and temporary employees and officers of the NASD and all of its subsidiary and affiliated companies.


A complete list of definitions used in the Code of Conduct appears in Section XIII, below.

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II. COMPLIANCE WITH THE CODE OF CONDUCT

All employees must become familiar with, and abide by, the Code of Conduct and the interpretations and procedures issued thereunder. Failure to comply with one or more of the provisions in the Code of Conduct may result in disciplinary action against the employee, up to and including immediate termination of employment. Disciplinary actions taken for violations of the Code of Conduct are not subject to the Constructive Counseling Policy contained in the NASD Employee Handbook.

When hired, each employee must certify, as a condition of employment, that he has received, read, understands, and agrees to comply with the Code of Conduct. Once every year, each employee must certify, as a condition of continued employment, that he has complied with the Code of Conduct since the date of his previous certification, and that he understands and agrees to continue complying with the Code of Conduct until the date of his next certification. Failure to provide a timely initial or annual certification constitutes a violation of the Code of Conduct and can result in disciplinary action.

Certification is performed as specified in the "NASD Code of Conduct General Procedures."

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III. WAIVER REQUESTS

If an employee believes that compliance with a specific provision of the Code of Conduct will result in an undue hardship in his circumstances, the employee may seek a waiver from his Executive Vice President.

All waiver requests must be in writing and approved by an Executive Vice President (or the Senior Vice President and General Counsel of NASD, Inc. if the waiver request is made by an employee who is an Executive Vice President or higher). Waivers may be granted only if the application of a specific provision of the Code of Conduct will, in fact, result in an undue hardship to the employee making the waiver request. In determining whether an undue hardship exists, the Executive Vice President will consider whether: 1) compliance with the Code of Conduct is contrary to the best business interests of the NASD; and/or 2) the burden on the employee and the NASD of complying with the Code of Conduct outweighs the business needs of the NASD. A written response to the waiver request must be provided and must clearly state whether the waiver is denied, granted as requested, or granted with modifications or restrictions. If a waiver is granted, the response must detail the nature of the undue hardship present and reference specific sections of the Code of Conduct, as applicable. If any restriction(s) or condition(s) are placed on the employee in granting the waiver, the response must detail the restrictions. If denied, the response must provide the reason(s) for the action taken and reference to the specific Code sections, as applicable.

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IV. CONFLICTS OF INTEREST

    A. General Provision

    All employees should act in the best interests of the NASD and refrain from any conduct that would be detrimental to the interests or the reputation of the NASD. Employees should ensure they do not act on behalf of the NASD in situations where there exists a personal, financial, or other conflict of interest. The following guidance is provided to assist employees in achieving this end.

    B. Disclosure of Actual and Potential Conflicts

       1. Employees must avoid acting in a manner that may be interpreted by others as having been influenced by personal relationships or for personal gain, and must avoid situations that appear improper or diminish the NASD's reputation. To help ensure these situations are avoided, every employee must disclose to his Department Director (or next higher level officer) all situations and relationships that could be perceived as raising an actual or potential conflict of interest.

       2. If the Department Director (or next higher level officer) determines that an ACTUAL conflict of interest exists, the employee cannot be assigned to work on NASD matters involving the person or entity with which the employee has the conflict. If the Department Director (or next high level officer) determines that a POTENTIAL conflict of interest exists, the employee may not be involved in any matter related to the area of potential conflict without prior written approval from his Executive Vice President.

       3. An employee who personally becomes the subject of an inquiry, investigation, legal proceeding, or any other matter that may affect NASD's interests must immediately disclose this fact to his Department Director (or next higher level officer). For purposes of the Code of Conduct, the NASD is presumed to be affected by any occurrence that would require disclosure on a Form U-4 or U-5, if an employee were employed by a broker/dealer.

Detailed procedures for reporting and addressing actual and potential conflicts of interest are contained in the "NASD Code of Conduct General Procedures." In addition, examples of conflicts of interest are discussed in the "NASD Code of Conduct Interpretations."

C. Specific Prohibitions

Employees are specifically prohibited from:

   1. Engaging in any criminal or dishonest acts in an attempt to promote the interests of the NASD.

   2. Engaging in any criminal, dishonest or other conduct prejudicial to the interests of the NASD.

   3. Engaging directly or indirectly in any personal business transaction or private arrangement that accrues from or is based on:

          a. The employee's position authority with the NASD; or
          b. Confidential or other information that is not available to the public or that the employee gains by reason of his position or authority with the NASD.

   4. Acting in any manner in respect to the business of the NASD, whether or not specifically prohibited, that might result in:

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         a. Impeding the expeditious processing of NASD actions;

         b. Losing independence, impartiality, or objectivity; or

         c. Affecting adversely the confidence of members of the public in the integrity credibility of the NASD or its procedures and actions.

     5. Absent prior written disclosure and approval from his Executive Vice President, an employee also is prohibited from:

         a. Acting in any NASD matter with anyone with whom the employee has a current or past personal, business, or financial interest. This includes but is not limited to anyone who is a prospective or current issuer, vendor, NASD member, arbitrator, or subscriber.

         b. Engaging directly or indirectly in any personal, business, or financial transaction with an NASD member, including any such transaction that may have been initiated prior to starting employment with the NASD. This prohibition does not apply to securities transactions effected with an NASD member in the normal course of business and reported as required by Section VIII of the Code of Conduct.

  D. The potential for a conflict of interest, if not an actual conflict of interest, will be presumed to exist whenever a member of an employee's immediate family:

     1. Is employed by a broker/dealer, exchange that is not operated by the NASD or Amex, alternative trading system, electronic communications network, mutual fund, or investment adviser.

     2. Is employed by a bank or insurance company in a capacity related to the securities industry.

     3. Is employed in a capacity directly or indirectly related to the issuance, sale, or purchase of securities by an NASD member.

     4. Is an owner, co-owner, officer, partner, or director of any entity which, to the best of the employee's knowledge, is seeking to sell goods or services to the NASD.

     5. Has (or within the past three years has had) a professional, personal, or financial relationship to any matter to which the employee is to be assigned or otherwise may be asked to work.

                                      -7-
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V. INFORMATION DISCLOSURE

   A. General Provisions

   The nature of our business often causes employees to receive or have access to confidential, sensitive, or non-public information. Employees must act to preserve the security and confidentiality of such information. Employees must exercise special care if they need to discuss confidential or sensitive information with another employee in a public place, such as a restaurant, elevator, or airplane, to ensure such information is not inadvertently overheard by others.

   B. Specific Prohibitions

   Employees are specifically prohibited from:

     1. Disclosing to, or discussing with, any unauthorized person any information not generally available to the public (unless prior approval is obtained from his Executive Vice President). This prohibition does not apply to information disclosed or discussed by employees in fulfilling responsibilities or duties that are within their job description. Some examples of non-public information include, but are not limited to:

         a. the NASD's strategic plans or initiatives;

         b. advertising or marketing plans and strategies;

         c. technological information regarding NASD systems or technology strategies;

         d. information provided by a broker/dealer regarding its financial position, business, or trading strategies;

         e. information related to regulatory investigations in progress;

         f. questions, or answers to questions, contained in securities licensing tests; or

         g. non-public information concerning other corporate strategies, examinations, disciplinary actions, arbitration proceedings, settlements of lawsuits or administrative proceedings, economic data, personnel information, or other information regarding issuers, NASD members, NASD employees, or arbitrators.

     2. Responding to inquiries received from the news media. Any inquiries received must be referred immediately to the Media Relations Department or the designated spokesperson, as provided for in the Media Relations Guidelines.

     3. Transmitting confidential or sensitive information to other employees within the NASD other than to fulfill the business needs of the NASD. Employees are expected to comply with all corporate policies relating to the handling of confidential or sensitive information (E.G., Information Security Policy, E-Mail Policy, and Internet Policy). An employee who receives a request for information by persons who would appear to have no need for such information in the daily performance of their jobs shall immediately report the request to the employee's Department Director (or next higher level officer).

                                      -8-
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VI. LEGAL PROCEEDINGS

    A. Responses to requests for information or testimony in legal proceedings must be coordinated with the NASD, Inc. Office of General Counsel. In this regard:

       1. All matters involving potential litigation must be referred to and discussed with the NASD, Inc. Office of the General Counsel, and the Office of General Counsel of the affected NASD entity or entities, at the earliest opportunity.

       2. Any employee who is served with a subpoena, complaint, or other legal pleading that relates to his employment with the NASD or involves an NASD member, Amex member, regulated firm, or issuer must immediately notify his Department Director (or next higher level officer) and the NASD, Inc. Office of General Counsel. The employee should then await instructions concerning compliance with the subpoena or pleading from the NASD, Inc. Office of General Counsel.

       3. No employee shall testify in any proceeding in respect to securities or any matter related to the NASD without prior approval of the NASD, Inc. Office of General Counsel and notification to his Executive Vice President. This provision does not apply to proceedings initiated by the NASD (E.G., disciplinary hearings).

       4. No employee shall act as a witness, expert, consultant, or adjudicator in any NASD-sponsored arbitration, mediation, early neutral evaluation, hearing, or other proceeding, on behalf of any party other than the NASD (except Hearing Officers, when carrying out their responsibilities relating to disciplinary proceedings under the applicable NASD rules).

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VII. OUTSIDE EMPLOYMENT AND OTHER ACTIVITIES

     A. General Provision

     Employees may not engage in any outside employment or other activity that would create an actual or apparent conflict of interest with their concurrent NASD employment.

     B. Specific Prohibitions

     Employees are specifically prohibited from:

       1. Maintaining any securities or commodities licensing registrations.

       2. Performing any work for any broker/dealer, person or entity registered under the Commodity Exchange Act, exchange that is not operated by the NASD, alternative trading system, electronic communications network, mutual fund, or investment adviser.

       3. Performing any securities-related work for any bank or insurance company.

       4. Performing any activity regarding securities matters involving any issuer or subscriber.

       5. Performing any non-NASD work for, or providing non-NASD professional services to, anyone who participates in the employee's NASD performance evaluations.

       6. Using company stationery, logos, addresses, or telephone numbers in any manner that could be construed as indicating an outside activity is being performed on behalf of, or is sanctioned by, the NASD.

       7. Using NASD office facilities for conducting outside employment or other non-work-related activities.

       8. Conducting any securities-related teaching, lecturing, or writing activities (other than those that may be part of an employee's designated job responsibilities), unless all of the following conditions are met.

          a. the employee requests and receives prior written approval from his Executive Vice President;

          b. the activity does not involve an organization that provides training designed to facilitate passing securities licensing requirements;

          c. the employee clearly discloses that the views expressed are his own and not the views of the NASD;

          d. compensation is not accepted from an NASD or Amex member; and

          e. any activity for which compensation is to be received is performed by the employee during personal time (E.G., vacation, leave without pay, after business hours).

     C. Service as Officer or Director of a Publicly Traded Company; Holding Public Office

       1. An employee may not serve as an officer or director of a company that is listed on The Nasdaq Stock Market or Amex, without the prior approval of the NASD Audit Committee. An employee who wishes to serve as the officer or director of a Nasdaq or Amex-listed company must submit (through his Department Director and Executive Vice President) a written request for approval to the NASD Chief Executive Officer. The Chief Executive Officer will make a recommendation to the NASD Audit Committee on whether the request should be approved or denied. The decision of the Audit Committee will be final.

                                     -10-
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     2. An employee may not serve as an officer or director of any other publicly traded company without the prior approval of the NASD Chief Executive Officer. An employee who wishes to serve as the officer or director of a publicly traded company that is not listed on Nasdaq or Amex must submit (through his Department Director and Executive Vice President) a written request for approval to the NASD Chief Executive Officer. The decision of the Chief Executive Officer on the request will be final.

     3. If an employee wishes to serve as an officer or director of a company that is not publicly traded, the matter is handled in conformity with Subsection D ("Advance Notification of Outside Employment"), below.

     4. An employee cannot hold elected or appointed political office without the prior written approval of the NASD Chief Executive Officer. An employee who wishes to hold political office must submit (through his Department Director and Executive Vice President) a written request for approval to the NASD Chief Executive Officer. The decision of the Chief Executive Officer on the request will be final.

D.   Advance Notification of Outside Employment

     1. For any outside employment not prohibited above, an employee must provide advance written notification to his Department Director (or next higher level officer) describing the nature of any planned outside employment or similar activity, including any compensation expected to be received. Proposed outside employment disclosed pursuant to this section will be deemed permissible unless the Department Director (or next higher level officer) determines that the proposed employment will create a conflict of interest and provides the employee with written notification of this determination.

     2. If the nature of an employee's previously disclosed outside employment changes, the employee is required to give written notice of this fact to his Department Director (or next higher level officer).

     3. Exempt from the above notification provision are:

        a. professional services (E.G., preparation of a will or a tax return) provided for no fee to family members, friends, or charitable or civic organizations; and

        b. other services provided to charitable or civic organizations for which an employee will not be compensated (E.G., selling Girl Scout cookies; serving as President of a homeowners' association).

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VIII. SECURITY ACCOUNTS, POSITIONS, AND TRANSACTIONS

     A.   Relevant Definitions

     Security account means any account maintained with a broker/dealer or commodity futures merchant.

     Security position means any debt or equity security, option, and other derivative product.

     Security transaction means: 1) any transaction in a security account; or 2) the creation, modification, or termination of a security position.

     B.   General Provisions

     As a self-regulatory organization and market operator, the interests of the NASD require that employees' investment activities be free from any appearance of having been based on non-public or other information gained through employment with the NASD. Further, these interests require that work performed for the NASD is neither influenced, nor perceived to be influenced, by an employee's security positions or the location of his accounts. It constitutes a conflict of interest for any employee to participate in an examination, investigation, disciplinary action, listing decision, or other regulatory matter (E.G., advertising reviews, trading halts) related to the issuer of any security (including mutual funds) in which he maintains an ownership interest, controls trading, or has a financial interest.

     C.   Disclosure of Security Accounts, Positions, and Transactions

     To help ensure the interests of NASD are not compromised, each employee is required to disclose the security accounts, positions, and transactions described below. Disclosure is to be made as specified by the "NASD Code of Conduct General Procedures."

          1.   All security accounts established by the employee.

          2. All security accounts in which an employee has a financial interest, including but not limited to, investment clubs, joint accounts, trusts, and private corporations controlled by the employee. Employees are presumed to have a financial interest in the accounts of a spouse who lives with the employee. This presumption may be rebutted if the employee demonstrates the contrary by clear and convincing evidence; the determination of whether an employee has satisfied this burden will be made by the Senior Vice President and General Counsel of the NASD, and will be final and binding on the employee.

          3. All security accounts in which an employee may effect transactions either directly or indirectly, including transactions effected for the accounts of other persons under a power of attorney or otherwise. Employees are presumed to control trading in the accounts of any child under the age of 18 who lives with the employee. This presumption may be rebutted if the employee demonstrates the contrary by clear and convincing evidence; the determination of whether an employee has satisfied this burden will be made by the Senior Vice President and General Counsel of the NASD, and will be final and binding on the employee.

          4. All security positions held outside a brokerage account that the employee directly or indirectly controls or in which he has a financial interest. Employees are presumed to control the positions of any child under the age of 18 who lives with the employee,

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               and to have a financial interest in the positions of a spouse who lives with the employee. These presumptions may be rebutted if the employee demonstrates the contrary by clear and convincing evidence; the determination of whether an employee has satisfied this burden will be made by the Senior Vice President and General Counsel of the NASD, and will be final and binding on the employee. Security positions held outside brokerage accounts include securities held in certificate form, or securities acquired through a dividend reinvestment plan and held in book-entry form by the issuer.

          5. All security transactions effected in any security accounts or security positions that are required to be disclosed in Section VIII C.1. through C.4., above.

     D.   The disclosures required by Subsection C are not required for:

          1. Mutual fund accounts that are maintained directly with the fund distributors.

          2.   Variable annuities sold directly by an insurance company.

          3. Defined contribution savings plans (E.G., the NASD Savings Plus Plan, and other 401(k) plans) for which the only investment options are mutual funds or similar pooled funds whose investment decisions the employee cannot control.

          4. Accounts maintained by the U.S. Treasury to enable investors to purchase U.S. Government securities directly from the issuing agency (E.G., "Treasury Direct" accounts).


     E.   Trading Restrictions

     It is impermissible for employees, either directly or through security accounts or security positions in which they control trading or have a financial interest, to:

          1. Purchase, sell, or recommend the purchase or sale of any security based on non-public information obtained through NASD employment.

          2. Purchase or maintain any debt or equity interest in any broker/dealer. If an ownership interest is acquired through a spin-off, merger, other business reorganization, inheritance, or marriage, the employee is required to dispose of the securities acquired within 90 calendar days of the date on which the employee becomes able to trade the securities.

          3. Purchase or maintain any debt or equity interest in any entity which derives more than 25% of its gross revenues (based upon the most recent consolidated audited annual financial statements) from the combined broker/dealer activities of all of its subsidiaries and affiliates. If an ownership interest is acquired through a spin-off, merger, other business reorganization, inheritance, or marriage, the employee is required to dispose of the securities acquired within 90 calendar days of the date on which the employee becomes able to trade the securities.

          4. Knowingly purchase or sell securities of any company with which the NASD has a contract or business relationship that represents a material contribution to the business of such company.

          5. Enter into any security transaction that exceeds an employee's ability to meet his payment or delivery obligations for the initial purchase price, margin call, or other payment or settlement obligation.

          6. Knowingly purchase or sell a security at a price, commission, or mark-up (down) that is more favorable than the price, commission, or mark-up (down) afforded a similarly situated member of the general public in the normal course of business.

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     7.   Purchase: a) any security during its initial public offering or distribution; b) or a secondary offering of a security that is not "actively traded;" or c) either a) or b) within 15 calendar days of the offering date. This prohibition does not apply to:

          a. offerings of open-end mutual funds, unit investment trusts, U.S. government securities, municipal debt securities, or variable contracts; and

          b. rights offerings, or securities issued as a result of spin-offs, mergers, and other business reorganizations if both of the following conditions are met:

              i. an interest in the issuing entity (or its predecessor) was owned prior to the public announcement of the offering or reorganization; and

              ii. new securities are acquired in a percentage amount that is equal to or less than the interest that existed at the time the offering or distribution was announced.

F.   Additional Trading Restrictions Applicable to Certain Employees

All employees are subject to the federal securities laws, which prohibit insider trading. It is thus unlawful for any employee to trade on material non-public information. Employees who work in certain departments that regularly receive market-sensitive information are subject to additional trading restrictions. These additional restrictions apply to otherwise lawful transactions.

Employees who work in specified departments (specified in the Code of Conduct General Procedures, Section VIII) are required to hold securities for 90 days. The holding period applies to employees' own security accounts and positions, and to security accounts and positions in which they control trading or have a financial interest. During the holding period, an employee may not sell, purchase, exercise or otherwise dispose of his interest in a security, whether directly or indirectly (E.G., through the use of an offsetting derivative position).

Employees who work in specified departments (specified in the Code of Conduct General Procedures, Section VIII) are prohibited from directly or indirectly maintaining a net short position in certain securities that are traded on markets operated by the NASD without the prior written approval of his Executive Vice President. The net-short prohibition applies to employees' own security accounts and positions, and to security accounts and positions in which they control trading or have a financial interest. This prohibition applies to Nasdaq and Amex-listed securities enumerated in the Code of Conduct General Procedures,
Section VIII, and to derivatives of those securities.

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G.   Liquidation of Prohibited Investments

     1. If an employee acquires, controls, or derives a financial benefit from a security position that is prohibited by the Code of Conduct, the NASD will require the security position to be immediately liquidated. The employee will be responsible for any losses that result from such disposition, and will be required to forfeit any resulting profits to the corporate entity for which the employee works. If warranted by the facts and circumstances surrounding a violation, additional disciplinary actions may be imposed against the employee, including immediate termination of employment.

     2. If at the time of hire an employee, or an account in which he controls trading or has a financial interest, holds a security that is prohibited by the Code of Conduct, it is the employee's responsibility to liquidate the holding immediately. If a new employee believes that immediate liquidation would cause an undue hardship under his circumstances, it is the employee's responsibility to promptly seek a waiver from his Executive Vice President.

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IX.  BUSINESS GIFTS, GRATUITIES, AND COURTESIES

     A. Relevant Definitions

     Business courtesy means an item provided in conjunction with, and incidental to, a meeting, seminar, or conference that an employee attends for the purpose of conducting NASD business with the approval of his Department Director (or next higher level officer).

     Business gift means any item that is received from any NASD or Amex member, Nasdaq or Amex issuer, or any person with whom the NASD transacts business.

     Business gratuity means any favor or item received from any NASD or Amex member, Nasdaq or Amex issuer, or any person with whom the NASD transacts business in return for a specific service.

     B.   General Provisions

          1. Unsolicited non-cash business gifts or courtesies may be accepted only if the employee will not appear to be improperly influenced. Business gifts received may not exceed $100 in aggregate value from any person during a calendar year. Employees must report all business gifts and courtesies they accept, regardless of value. Reporting is performed as specified in the "NASD Code of Conduct General Procedures."

          2. When conducting NASD business, employees generally should pay for incidental business expenses (E.G., meals) and obtain reimbursement through the submission of a Travel and Entertainment Form to the NASD Finance Department. In some situations, it may not be possible or practical for an employee to pay for his own expenses, and the person with whom the NASD is conducting business may pay for these items. In such circumstances, the employee is required to report the estimated value of the expenses paid by the third party as a business courtesy. Reporting is performed as specified in the "NASD Code of Conduct General Procedures." Any business courtesies accepted must be in furtherance of NASD business and, when reported, the business purpose must be specified.

     C.   Specific Prohibitions

     With respect to any NASD or Amex member, Nasdaq or Amex issuer, or any person with whom the NASD transacts business, employees and members of their immediate families are prohibited from directly or indirectly:

          1.   Soliciting any business gift, gratuity, or courtesy.

          2.   Accepting any business gratuity.

          3. Accepting any business gift or courtesy consisting of cash, cash equivalents (E.G., gift certificates), securities, or loans.

          4. Accepting non-cash business gifts with an aggregate value in excess of $100 from any person per calendar year.

          5. Accepting any business gift of tickets to a concert, theatrical performance, sporting event, or similar function.

     6. Accepting any business gift or courtesy (E.G., lunch, dinner, transportation, etc.) from any person or entity that is the subject of an investigative, adjudicatory, or disciplinary function in which the employee is involved.

     7. Accepting any business gift or courtesy (E.G., lunch, dinner, transportation, etc.) from an attorney or party to an arbitration, mediation, or other dispute-resolution proceeding in which an employee is involved.

D.   The provisions of Subsections B and C, above, do not apply if:

     1. Circumstances make it clear that a personal or family relationship, rather than a business relationship, is the motivating factor behind a gift to an employee or a member of an employee's immediate family.

     2. A business gift, gratuity, or courtesy was received by a member of the employee's immediate family in connection with that family member's employment or professional standing.

     3. A discount or other promotional benefit is available to all employees through an NASD-sanctioned arrangement.

E.   Disposition of Impermissible Business Gifts, Gratuities, and Courtesies

If an employee or a member of his immediate family accepts a business gift, courtesy, or gratuity that is prohibited by the Code of Conduct or which, in fact or appearance, may improperly influence the employee in the performance of his duties, the employee's Department Director (or next higher level officer) may require the business gift, courtesy, or gratuity to be returned (or otherwise disposed of), or require the employee to reimburse the donor for the cost of the item. If warranted by the circumstances, additional disciplinary actions may be imposed, up to or including immediate termination of employment.

X. CODE OF CONDUCT ENFORCEMENT AND DISCIPLINE

   A. Investigations

   Employees who are aware, or become aware, of unreported or undisclosed suspected violations of the Code of Conduct by other employees are expected to report such violations to the NASD, Inc. Office of General Counsel or to the Internal Audit section of the Internal Review Department. Employees reporting alleged violations of the Code of Conduct will be provided with confidentiality to the extent possible. Failure to report violations may subject the non-reporting employee to disciplinary action.

   When suspected violations are reported or discovered, the NASD, Inc. Office of General Counsel and the Internal Review Department will confer regarding the extent of the investigation required. The Internal Review Department generally will conduct any investigation determined necessary.

   Employees are expected to cooperate fully with any investigation of possible violations of the Code of Conduct. Failure to do so will be considered a violation of the Code of Conduct and may subject the non-cooperating employee to disciplinary action.

   Investigative findings will be reported to appropriate management.

   B. Discipline

   In the event that an employee is found to have violated the Code of Conduct, appropriate sanctions will be imposed by management. In assessing sanctions, the NASD aims to treat all employees fairly and consistently. To achieve these goals with respect to disciplinary actions imposed for Code of Conduct violations, management must consult with the NASD, Inc. Office of General Counsel whenever an employee has violated the Code of Conduct. The NASD, Inc. Office of General Counsel will advise management regarding past disciplinary actions that have been imposed under similar circumstances. If management proposes an action that is inconsistent with precedent or appears inappropriate, NASD, Inc. Office of General Counsel may require that more senior management agree with the proposed action.

XI. INTERPRETATIONS

The NASD, Inc. Office of General Counsel is responsible for providing interpretations of the Code of Conduct. Employees may contact the Office of General Counsel either directly, or through their Department Director (or next higher level officer), as specified in the NASD Code of Conduct General Procedures.

Interpretive advice will be provided either orally or in writing, as deemed appropriate by the NASD, Inc. Office of General Counsel. The NASD, Inc. Office of General Counsel may publish interpretations of general interest on OASIS, and such published interpretations are binding upon employees in the same manner as the Code of Conduct. Published interpretations become effective and binding upon their posting on OASIS with notice to employees. The effective date will be noted for interpretations posted after February 1, 1998; if no effective date is indicated, an interpretation was effective February 1, 1998, when the NASD Code of Conduct became effective.

XII. AVAILABILITY

The NASD Code of Conduct, and interpretations and procedures issued thereunder will be maintained in electronic form on OASIS. Amendments to these materials will be posted from time to time as deemed necessary by the Senior Vice President and General Counsel of NASD, Inc.

The NASD Code of Conduct will be maintained in printed form, with copies available to employees through their local Human Resources Department. However, Code of Conduct interpretations and procedures will not be maintained in printed form by the Human Resources Department. Therefore, employees should use OASIS to ensure they are referencing the most current version of the Code, interpretations, and procedures.

XIII. DEFINITIONS

For purposes of the Code of Conduct the following terms shall have the following meanings:

BROKER/DEALER means any entity or person registered as a "broker" or "dealer," as those terms are defined in the Securities Exchange Act of 1934.

BUSINESS COURTESY means an item provided in conjunction with, and incidental to, a meeting, seminar or conference that an employee attends for the purpose of conducting NASD business with the approval of his Department Director (or next higher level officer).

BUSINESS GIFT means any item that is received from any NASD or Amex member, Nasdaq or Amex issuer, or any person with whom the NASD transacts business.

BUSINESS GRATUITY means any favor or item that is received from any NASD or Amex member, Nasdaq or Amex issuer, or any person with whom the NASD transacts business in return for a specific service.

DEPARTMENT DIRECTOR means a person with direct responsibility for the overall operation of a Department or District Office, regardless of the person's title. Typically these persons will be a Director, Vice President, or Senior Vice President.

DEPARTMENT DIRECTOR (OR NEXT HIGHER LEVEL OFFICER) means that an employee who is a Department Director (or higher) must notify or get approval from the person to whom he reports. Typically, this will require Department Directors to go to their Vice President; Vice Presidents to go to their Senior Vice President; and Senior Vice Presidents to go to their Executive Vice President. For employees at or above the Executive Vice President level, disclosures must be made to (or approvals received from) the Senior Vice President and General Counsel of NASD, Inc.

EMPLOYEE means full-time, part-time, and temporary staff and officers of the NASD. For purposes of the Code of Conduct, the following categories of persons are not considered employees:

- Chairmen, Vice-Chairmen and other members of NASD Boards and Committees, unless they hold another elected, non-Board office with the NASD or perform other duties for the NASD outside of their Board duties (E.G., the President of The Nasdaq Stock Market or NASD Regulation, Inc.);

- Consultants or independent contractors working under contract for the NASD; and

-    Temporary staff hired through an employment agency.

IMMEDIATE FAMILY means an employee's parents, siblings, spouse, children, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law or daughter-in-law. The term also includes any other person who is supported, directly or indirectly, to a material extent by the employee.

ISSUER means any company that is listed, or has applied for listing, on any market or market system operated by the NASD. As used in the Code of Conduct, the term shall also include any natural person employed by such a company.

NASD means the NASD, Inc., and all of its subsidiary or affiliated companies, which at this time include: NASD Regulation, Inc., The Nasdaq Stock Market, Nasdaq International, Ltd., Nasdaq International Market Initiatives, Inc., and Amex.

NASD MEMBER means any broker/dealer that has been admitted to, or applied for, membership in the NASD. As used in the Code of Conduct, the term shall also include any natural person associated with such a company.

SECURITY ACCOUNT means any account maintained with a broker/dealer or commodity futures merchant.

SECURITY POSITION means any debt or equity security, option, or other derivative product.

SECURITY TRANSACTION means: 1) any transaction in a security account; or 2) the creation, modification, or termination of a security position.